Exhibit 99.1

Digi International Announces Appointment of New CFO

Gokul Hemmady, former Nextel and ADC Telecommunications executive, brings growth and recurring revenue emphasis

MINNETONKA, Minn., June 14, 2018 – Digi International®, (NASDAQ: DGII, www.digi.com), a leading global provider of mission critical Internet of Things (“IoT”) products, services, and solutions, today announced that Gokul Hemmady has been appointed as Senior Vice President, Chief Financial Officer and Treasurer of the company effective June 18, 2018.

Most recently, Hemmady served as an independent technology and telecom consultant based in Los Angeles, California.  Previously, he served as President of Nextel Brazil where he was instrumental in growing the company’s wireless telecommunications business.  He has also served as Vice President and Chief Financial Officer of NII Holdings, a multibillion-dollar wireless telecommunications business focused on Latin American markets, and prior to that as Vice President and Chief Financial Officer of ADC Telecommunications, a global telecommunications equipment manufacturer.

“We are pleased to welcome Gokul to Digi,” said Digi President and CEO Ron Konezny.  “Gokul has held a wide range of financial and operational leadership positions both here and abroad during his career.  He has an outstanding track record of managing financial and business operations for public companies and we look forward to leveraging his expertise and experience as we continue to transform Digi.”

“I am very excited to be joining Digi at this time,” said Hemmady.  “The company is well positioned for further growth given the steps management has taken over the last several quarters, and I look forward to helping Digi continue to transform its business and drive shareholder value.”

Hemmady replaces Michael C. Goergen, Senior Vice President, Chief Financial Officer and Treasurer, who is leaving the company as previously announced.  He will be leaving the company after a transition period. “A heartfelt thank you to Mike for his leadership, efforts, and contributions while at Digi. We wish him all the best at his new role,” said Konezny.

About Digi International

Digi International (NASDAQ: DGII) is a leading global provider of Internet of Things (“IoT”) products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi’s website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

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